Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
Vicor Technologies, Inc.
Boca Raton, Florida
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of our report dated March 31, 2009 relating to the consolidated financial statements of Vicor Technologies, Inc. (the “Company”) as of December 31, 2008 and for the year then ended, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ Daszkal Bolton, LLP
Boca Raton, Florida
April 08, 2009
2401 NW Boca Raton Boulevard ♦ Boca Raton, FL 33431-6632 ♦ t: 561.367.1040 ♦ f: 561.750.3236
4455 Military Trail, Suite 201 ♦ Jupiter, FL 33458-4843 ♦ t: 561.622.8920 ♦ f: 561.624.1151
490 Sawgrass Corporate Parkway, Suite 200 ♦ Sunrise, FL 33325-6254 ♦ t: 954.974.3544 ♦ f: 954.974.3680

PCAOB Registered	www.daszkalbolton.com	Affiliated Offices Worldwide